Exhibit 99.13

Deloitte Accountants B.V. Gustav Mahlerlaan 2970 1081 LA Amsterdam P.O.Box 58110
1040 HC Amsterdam
Netherlands

Tel: +31 (0)88 288 2888
Fax: +31 (0)88 288 9737
www.deloitte.nl

Independent auditor’s report

To the shareholders of Mediaset Investment N.V.

REPORT ON THE AUDIT OF THE FINANCIAL STATEMENTS 2018 INCLUDED IN THE ANNUAL ACCOUNTS

Our opinion

We have audited the accompanying financial statements 2018 of Mediaset Investment N.V. (the Company), based in Amsterdam.

In our opinion the accompanying financial statements give a true and fair view of the financial position of Mediaset Investment N.V. as at December 31, 2018, and of its result for 2018 in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The financial statements comprise:

1.     The balance sheet as at December 31, 2018.

2.     The profit and loss account for 2018.

3.     The notes comprising a summary of the accounting policies and other explanatory information.

Basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the “Our responsibilities for the audit of the financial statements” section of our report.

We are independent of Mediaset Investment N.V. in accordance with the “Wet toezicht accountantsorganisaties” (Wta, Audit firms supervision act), the “Verordening inzake de onafhankelijkheid van accountants bij assurance-opdrachten” (ViO, Code of Ethics for Professional Accountants, a regulation with respect to independence) and other relevant independence regulations in the Netherlands. Furthermore we have complied with the “Verordening gedrags- en beroepsregels accountants” (VGBA, Dutch Code of Ethics).

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Deloitte Accountants B.V. is registered with the Trade Register of the Chamber of Commerce and Industry in Rotterdam number 24362853. Deloitte Accountants B.V. is a Netherlands affiliate of Deloitte NWE LLP, a member firm of Deloitte Touche Tohmatsu Limited.

REPORT ON THE OTHER INFORMATION INCLUDED IN THE ANNUAL ACCOUNTS

In addition to the financial statements and our auditor’s report thereon, the annual accounts contain other information that consists of:

Other information as required by Part 9 of Book, 2 of the Dutch Civil Code.

Based on the following procedures performed, we conclude that the other information:

•                                Is consistent with the financial statements and does not contain material misstatements.

•                                Contains the information as required by Part 9 of Book 2 of the Dutch Civil Code.

We have read the other information. Based on our knowledge and understanding obtained through our audit of the financial statements or otherwise, we have considered whether the other information contains material misstatements.

By performing these procedures, we comply with the requirements of Part 9 of Book 2 of the Dutch Civil Code and the Dutch Standard 720. The scope of the procedures performed is substantially less than the scope of those performed in our audit of the financial statements.

Management is responsible for the preparation of the other information, in accordance with Part 9 of Book 2 of the Dutch Civil Code, and the other information as required by Part 9 of Book 2 of the Dutch Civil Code.

DESCRIPTION OF RESPONSIBILITIES REGARDING THE FINANCIAL STATEMENTS

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with Part 9 of Book 2 of the Dutch Civil Code. Furthermore, management is responsible for such internal control as management determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

As part of the preparation of the financial statements, management is responsible for assessing the company’s ability to continue as a going concern. Based on the financial reporting framework mentioned, management should prepare the financial statements using the going concern basis of accounting unless management either intends to liquidate the company or to cease operations, or has no realistic alternative but to do so.

Management should disclose events and circumstances that may cast significant doubt on the company’s ability to continue as a going concern in the financial statements.

Our responsibilities for the audit of the financial statements

Our objective is to plan and perform the audit assignment in a manner that allows us to obtain sufficient and appropriate audit evidence for our opinion.

Our audit has been performed with a high, but not absolute, level of assurance, which means we may not detect all material errors and fraud during our audit.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. The materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

We have exercised professional judgement and have maintained professional skepticism throughout the audit, in accordance with Dutch Standards on Auditing, ethical requirements and independence requirements. Our audit included e.g.:

•                  Identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                  Obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

•                  Evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•                  Concluding on the appropriateness of management’s use of the going concern basis of accounting, and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the company to cease to continue as a going concern.

•                  Evaluating the overall presentation, structure and content of the financial statements, including the disclosures.

•                  Evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant findings in internal control that we identified during our audit.

Amsterdam, March 8, 2019

Deloitte Accountants B.V.

/s/ A.J. Kernkamp
A.J. Kernkamp